Exhibit 3

BYLAWS

OF

OLD DOMINION ELECTRIC COOPERATIVE

AS AMENDED AND RESTATED

AS OF APRIL 11, 2023

ARTICLE 1 MEMBERSHIP

1.01 Requirements for Membership

1.02 Limitation of Membership

1.03 Membership Certificates

1.04 Classes of Membership

1.05 Termination of Membership

1.06 Electric Rates, Fees, Dues and Assessments

ARTICLE 2 RIGHTS AND LIABILITIES OF MEMBERS

2.01 Property Interest of Members

2.02 Non-Liability for Debts of ODEC

ARTICLE 3 MEETINGS OF MEMBERS

3.01 Annual Meeting of Members

3.02 Special Meetings of Members

3.03 Notice of Meetings of Members

3.04 Voting Delegates

3.05 Quorum at Meetings of Members

3.06 Voting

ARTICLE 4 DIRECTORS

4.01 General Powers

4.02 Composition

4.03 Qualifications

4.04 Nomination

4.05 Tenure

4.06 Removal

4.07 Vacancies

4.08 Compensation

4.09 Rules, Regulations and Policies

ARTICLE 5 MEETINGS OF DIRECTORS

5.01 Annual Board Meeting

5.02 Regular Board Meetings

5.03 Special Board Meetings

5.04 Notice of Board Meetings

5.05 Quorum at Board Meetings

5.06 Remote Participation

5.07 Presence of Others

5.08 Voting; Issues Reserved for Supermajority Voting

ARTICLE 6 COMMITTEES

6.01 General

6.02 Remote Participation

6.03 Standing Committee

6.04 Executive Committee

6.05 Nominating Committee

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ARTICLE 7 OFFICERS

7.01 Number and Positions

7.02 Term of Office and Election

7.03 Removal of Board Officers by Directors

7.04 Vacancies

7.05 Chair of the Board

7.06 Vice Chair

7.07 Secretary/Treasurer

7.08 CEO

ARTICLE 8 NOT-FOR-PROFIT OPERATION

8.01 Not-For-Profit Basis

8.02 Patronage

8.03 Retirement of Capital

8.04 Assignability of Capital

8.05 Accounting System

ARTICLE 9 NOTICES AND REPORTS

9.01 Method of Delivery

ARTICLE 10 INDEMNIFICATION

10.01 Indemnification of Directors and Others

ARTICLE 11 THE CORPORATE SEAL

11.01 Design and Inscription

ARTICLE 12 RULES OF ORDER

12.01 Parliamentary Procedure

ARTICLE 13 EMERGENCY BYLAWS

13.01 Applicability of Emergency Bylaws

13.02 Notice of Board Meetings under Emergency Bylaws

13.03 Quorum under Emergency Bylaws

13.04 Management and Actions Taken During and Emergency

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BYLAWS

OF

OLD DOMINION ELECTRIC COOPERATIVE

AS AMENDED AND RESTATED

ARTICLE 1

MEMBERSHIP

Section 1.01 Requirements for Membership

Any applicant seeking membership in Old Dominion Electric Cooperative (“ODEC”) may become a Member, defined as any class of membership set forth in Section 1.04 of these Bylaws, by:

A. Executing a written application for membership;

B. Agreeing to purchase such products and services as permitted by law from or through ODEC as specified by the Articles of Incorporation, Section 1.04 of these Bylaws and the Board of Directors (“Board”);

C. Agreeing to comply with and be bound by the Articles of Incorporation, these Bylaws, as amended from time to time, and any rules, regulations and policies adopted by the Board;

D. Paying any membership fees and any other assessments and charges required to become a Member as approved by the Board; and

E. Being accepted for membership by an affirmative vote of greater than two-thirds of all members of the Board (“Directors”).

The Secretary/Treasurer shall give each applicant at least 10 days written notice of the date of the Board meeting at which the applicant’s application will be submitted, and the applicant shall be entitled to be present and heard at the meeting.

Section 1.02 Limitation of Membership

No Member may hold more than one membership in ODEC, and no membership in ODEC shall be transferable unless all Members enter into a written agreement providing for such transfer; except that, in case of a merger or consolidation, membership may be vested in the successor entity provided the successor entity shall be eligible for membership, shall agree to purchase from ODEC Services and Products (as “Service and Products” is defined in Section 1.04 of these Bylaws) under the terms and conditions of the contract(s) then in effect between ODEC and the transferring Member, and shall agree to comply with and be bound by the Articles of Incorporation, these

Bylaws and any amendments, and such rules, regulations, policies and assessments as may be adopted by the Board.

Section 1.03 Membership Certificates

Membership in ODEC shall be evidenced by a membership certificate in the form and with such provisions as shall be determined by the Board. The certificate shall be signed by the Chair of the Board and by the Secretary/Treasurer with the corporate seal affixed. In case a certificate is lost, destroyed or mutilated, a new certificate may be issued upon such terms and conditions as the Board may prescribe.

Section 1.04 Classes of Membership

Members of ODEC shall be divided into three classes, designated as Class A, Class B and Class C.

Class A shall consist of electric distribution cooperatives or their successors, the power requirements of which are or will be served at wholesale by ODEC through generation assets owned by ODEC and/or power purchase arrangements made by ODEC. Class A Members shall purchase from or through ODEC substantially all electric capacity, energy, transmission service and ancillary services (collectively referred to as “Electric Service”) used by the Class A Member to operate its system, pursuant to the Old Dominion Electric Cooperative Second Amended and Restated Wholesale Power Contract dated January 1, 2009, between the Class A Member and ODEC, as amended from time to time, subject to certain limited exceptions set forth therein, and may purchase such other products and services from ODEC as ODEC is permitted by law to offer for sale.

Class B shall consist of other wholesale customers admitted to membership that purchase any component of Electric Service at wholesale from or through ODEC pursuant to a full or partial requirements contract (which specifically includes the power contract between ODEC and TEC Trading, Inc.) between the Class B Member and ODEC, which will be served through generation assets owned by ODEC and/or power purchase arrangements made by ODEC. Class B Members also may purchase such other products and services from ODEC as ODEC is permitted by law to offer for sale.

Class C shall consist of any other customers admitted to membership that purchase any component of Electric Service, and any other products and services ODEC is permitted by law to offer for sale, from or through ODEC pursuant to any other contract, arrangement or agreement.

Each Member, regardless of class of membership, shall pay for all Electric Service and other services and products (collectively referred to as “Services and Products”) used by it, at such time and at such rates or prices as shall be approved by the Board. It is expressly understood that amounts paid for Services and Products, in excess of the total cost of service for providing such Services and Products, are furnished by the Member as patronage capital and each Member shall be allocated patronage capital so furnished, as provided by these Bylaws.

The action of making sales through a power exchange or other state or regional wholesale market system by ODEC to any Member shall not alter the character of the payments accruing to ODEC for such sales nor affect the Member’s membership status.

Section 1.05 Termination of Membership

If a Member withdraws or is expelled from membership, or a Member’s contract with ODEC terminates according to the terms of that contract, its membership in ODEC shall automatically terminate.

The withdrawal or expulsion of a Member shall be effected as follows:

A. A Member may withdraw from membership upon compliance with such terms and conditions as the Board may prescribe, provided, however, no Member shall be permitted to withdraw until its withdrawal has been approved by an affirmative vote of greater than two-thirds of all the Directors and it has met all its contractual obligations, debts and liabilities to ODEC. Written notice of withdrawal shall be “Delivered,” as defined in Section 9.01 of these Bylaws, to any “Board Officer,” as defined in Section 7.01 of these Bylaws, at least 90 days prior to the date upon which the withdrawal is proposed to become effective.

B. The Board may, by the affirmative vote of greater than two-thirds of all the Directors, recommend to the Members the expulsion of any Member who fails to comply with any of the provisions of the Articles of Incorporation, these Bylaws or rules, regulations and policies adopted by the Board, but only if that Member shall have been given written notice by the Secretary/Treasurer of ODEC that such failure makes it liable to expulsion from membership and the failure shall have continued for at least 10 days after such notice was given. Within 30 days after the Board shall have recommended expulsion of a Member, a meeting of the Members shall be held at which such Member shall be given an opportunity to present its case, by counsel or otherwise, and the Board shall have the same opportunity, after which a vote shall be taken on the expulsion of such Member. An affirmative vote of greater than two-thirds of the Delegates (as “Voting Delegates” are described in Section 3.04 of these Bylaws) at such meeting where a quorum is present shall be required in order to expel a Member. The resolution of expulsion shall set forth the reasons for the expulsion.

C. Upon termination of a contract between a Member and ODEC according to its terms, or upon the cessation of existence, withdrawal or expulsion of a Member, the membership shall terminate, and the membership certificate of such Member shall be surrendered forthwith to ODEC. Termination of membership in any manner shall not release a Member from any debts, liabilities, or any outstanding, continuing or residual contractual obligations to or through ODEC. Payments made to ODEC for any such debts, liabilities, or outstanding, continuing or residual contractual obligations shall be regarded as payments for services and obligations incurred while a Member, and will be classified as Member income to ODEC.

Section 1.06 Electric Rates, Fees, Dues and Assessments

The Board may establish electric rates, fees, dues and assessments to be paid by Members as and when the same are required in the judgment of the Board. The electric rates, fees, dues and assessments, when established, shall become obligations of the Members and failure to pay the same may be an occasion for termination of membership of the delinquent Member.

ARTICLE 2

RIGHTS AND LIABILITIES OF MEMBERS

Section 2.01 Property Interest of Members

Members shall have no individual or separate interest in the property or assets of ODEC except, upon dissolution or liquidation of ODEC, and after (1) all debts and liabilities of ODEC shall have been paid, and (2) all outstanding patronage capital credits shall be retired without priority on a pro rata basis, in accordance with Section 8.03 of these Bylaws, at which time the remaining property and assets of ODEC shall be distributed among the Members and former Members (unless such former Members’ rights have been terminated by contract) in proportion to each Member’s and former Member’s aggregate contributed patronage capital to the total contributed patronage capital of all Members and former Members.

Section 2.02 Non-Liability for Debts of ODEC

The property of the Members shall be exempt from execution or other liability for the debts of ODEC, and no Member shall be liable or responsible for any debts or liabilities of ODEC, unless the Member otherwise agrees in writing.

ARTICLE 3

MEETINGS OF MEMBERS

Section 3.01 Annual Meeting of Members

An annual meeting of the Members (“Annual Members Meeting”) shall be held at the date, time and place or manner designated in the notice of the Annual Members Meeting, for the purposes of electing Directors, passing upon reports covering the previous fiscal year, and transacting any other business as may come before the meeting. Failure to hold the Annual Members Meeting at the designated date, time, place or manner shall not result in forfeiture or dissolution of ODEC or affect the validity of any action taken by or on behalf of ODEC.

Section 3.02 Special Meetings of Members

Special meetings of the Members may be called by resolution of the Board or upon a written request signed by six or more Directors, the Chair of the Board, or three or more Class A Members. It shall be the duty of the Secretary/Treasurer to cause notice of the meeting to be given as these Bylaws provide. Special meetings of the Members may be held at any place or in any manner designated by the Board or by the Chair of the Board.

Section 3.03 Notice of Meetings of Members

Written notice to each Member stating the date, time and place or manner of the meeting and, in case of a special meeting or an Annual Members Meeting at which business requiring special notice is to be transacted, the purpose or purposes for which the meeting is called, shall be Delivered not less than 10 days nor more than 45 days prior to the meeting date at the direction of the Chair of the Board, the Secretary/Treasurer or the persons calling the meeting. The failure of any Member to receive notice of an Annual Members Meeting or a special meeting of the Members shall not invalidate any action which may be taken by the Members at the meeting.

Any Voting Delegate, as dscribed in Section 3.04 below, may waive in writing any notice of a meeting required to be given by these Bylaws. The attendance of a Voting Delegate at any meeting shall constitute a waiver of notice of such meeting by such Voting Delegate, except in case a Voting Delegate shall attend a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

Section 3.04 Voting Delegates

Each Class A Member shall be represented at meetings of Members by one Voting Delegate designated by the Class A Member’s board of directors. Upon becoming a Class A Member, the Secretary of each Class A Member shall certify to the Secretary/Treasurer the name and address of the Voting Delegate and an alternate Voting Delegate designated by it to represent it at meetings of Members. The Secretary of the Class A Member shall advise the Secretary/Treasurer promptly in writing of any change in its Voting Delegate or alternate Voting Delegate. Each Class A Member may, at any time by resolution of its Board, terminate the appointment of its Voting Delegate or alternate Voting Delegate after which it shall notify ODEC of the action in writing.

Each of Class B and Class C shall be represented at meetings of Members by one Voting Delegate designated for and by each of the respective classes. The Members of each Class B and Class C shall select a Voting Delegate to represent its respective class, and certify to the Secretary/Treasurer the name and address of the Voting Delegate and an alternate Voting Delegate designated by it to represent it at meetings of Members and the date of expiration of the term of such Voting Delegate and alternate Voting Delegate. The Members of each Class B and Class C shall advise the Secretary/Treasurer promptly in writing of any change in its Voting Delegate or alternate Voting Delegate.

Any alternate Voting Delegate will be considered to be, and have the rights and responsibilities of, the Voting Delegate whenever the Voting Delegate is unable to perform his or her duties. The term Voting Delegate as used throughout these Bylaws may refer to the Voting Delegate or the alternate Voting Delegate acting in the capacity of the Voting Delegate.

Section 3.05 Quorum at Meetings of Members

The presence of a majority of the Voting Delegates shall constitute a quorum for the transacting of business at any meeting of the Members. If less than a majority of the Voting Delegates is present at a meeting, a majority of those Voting Delegates present may adjourn the meeting without further notice. The act of the majority of the Voting Delegates present at a meeting at which a quorum is present shall be the act of the Members unless otherwise stipulated by the Articles of Incorporation, these Bylaws or the laws of the Commonwealth of Virginia.

Section 3.06 Voting

Each Voting Delegate shall be entitled to only one vote upon each matter submitted to a vote at meetings of Members.

At all meetings of Members at which a quorum is present, all questions shall be decided by a vote of the majority of the Voting Delegates present unless otherwise provided by these Bylaws. Voting by proxy and mail shall not be permitted.

ARTICLE 4

DIRECTORS

Section 4.01 General Powers

The business and affairs of ODEC shall be managed by the Board. The Board shall exercise the powers of ODEC except such as are by law, the Articles of Incorporation or these Bylaws conferred upon or reserved unto the Members.

Section 4.02 Composition

Each Class A Member shall be entitled to seat two Directors on the Board, of which at least one shall be selected from that Member’s board of directors. The other Director representing each Class A Member shall be selected from that Member’s board of directors or employees. When a Director ceases to be a director or employee of the Member, that Director will also cease to be an ODEC Director.

Each of Class B and Class C shall be entitled to seat one Director each.

Section 4.03 Qualifications

In order to be eligible to become a Director, a person must comply with, and agree to adhere to throughout the term of his or her directorship, the following qualifications (“Director Qualifications”):

A.
be an individual;

B.
while a Director, or prior to becoming a Director, not be convicted of, or plead guilty to, a felony;

C.
meet all the qualifications for the position he or she currently holds at the Class A Member;

D.
have the authority to act on behalf of the Class A Member;

E.
support the Cooperative Principles, the cooperative governance model and the Class A Member’s membership in ODEC;

F.
except as otherwise provided by a majority vote of the disinterested Directors for good cause shown, not be absent from more than three Regular Board Meetings in each rolling 12-month period;

G.
have read ODEC’s Code of Ethics and Employment of Relatives Policy and have agreed to comply with all of ODEC’s governing documents;

H.
have provided background information (e.g., resume or biography or both) to support his or her candidacy if not currently a Director; and

I.
fulfill the composition requirements as set forth in Section 4.02 above.

Section 4.04 Nomination

Any person meeting Director Qualifications may be recommended to the Nominating Committee by a Member, for election to the Board, within the class of membership of the Member making the recommendation. Candidates for election to the Board (“Director Candidates”) shall be nominated by the Nominating Committee as provided in Section 6.05 C of these Bylaws.

Upon becoming a Class A Member and each year thereafter, the Secretary of each Class A Member shall certify to the Secretary/Treasurer and the Chair of the Nominating Committee, the name and “Candidate Data,” as defined below,) for each Director Candidate who is being recommended to the Nominating Committee.

"Candidate Data” includes address, phone number and acknowledgement of compliance with Director Qualifications, and exclusively in the case of a Director Candidate that is not currently a

Director, background information (e.g., resume or biography) that supports his or her candidacy, and confirmation that the he or she meets all the qualifications for the position he or she currently holds at the Member.

If the Nominating Committee rejects any recommended Director Candidate, the Secretary of the recommending Class A Member will certify to the Secretary/Treasurer and the Chair of the Nominating Committee, the name and Candidate Data of a different Director Candidate. This process will continue until the Nominating Committee is satisfied with each Director Candidate and is able to nominate two candidates for each Class A Member exclusively from the candidates recommended by that Class A Member for election to the Board.

Any Class B Member or Class C Member may recommend to the Nominating Committee a Director Candidate to represent its class by certifying to the Secretary/Treasurer and the Chair of the Nominating Committee, the name and Candidate Data of the Director Candidate being recommended. The Nominating Committee shall nominate one Director Candidate for each Class B and Class C from all Director Candidates recommended by the respective class or directly by the Nominating Committee, for election to the Board. The initial election of a Director to represent either Class B or Class C shall be conducted at the next Annual Members Meeting following admission of a Member to that class.

Section 4.05 Tenure

Directors shall be elected to serve until the next Annual Members Meeting or until their successors shall have been elected and shall have qualified.

Section 4.06 Removal

A. A Class A Member may seek to remove its own Directors so long as such Directors are removed by a vote of the Voting Delegates, or in the case of a Director elected by the Board to fill a vacancy as provided in Section 4.07 below, the Board.

B. Any Director may be removed for cause by a vote of the Voting Delegates, or in the case of a Director elected by the Board to fill a vacancy as provided in Section 4.07 below, the Board; provided notice of the charges against the Director shall have been filed with the Secretary/Treasurer in writing together with a petition signed by at least 30% of the Voting Delegates or Directors, as appropriate, requesting removal of the Director. Such Director shall be informed in writing of the charges at least 10 days prior to the meeting of the Members or Board meeting at which the charges are to be considered, and shall have an opportunity to be present and represented by counsel at the meeting and to present evidence relevant to the charges; and the person or persons bringing the charges shall have the same opportunity. The question of the removal of such Director shall be considered and voted upon at the meeting.

Section 4.07 Vacancies

A vacancy on the Board shall be filled by a new Director. For Class A Members, the Director Candidate shall be recommended to the Nominating Committee by the Member whose directorate has been vacated. For Class B and Class C, any Class B Member or Class C Member may recommend a Director Candidate to the Nominating Committee for its respective class. Using a process consistent with that discussed in Section 4.04 above, the Nominating Committee shall nominate a Director Candidate for election to the Board by the Board, in accordance with Section 6.05 C of these Bylaws. That Director shall serve for the unexpired term of the predecessor or until his or her successors shall have been elected and shall have qualified.

Section 4.08 Compensation

The compensation of Directors shall be set from time to time by resolution of the Board, based upon recommendation of the Director Compensation Committee.

Section 4.09 Rules, Regulations and Policies

The Board shall have the power to make and adopt such rules, regulations and policies, not inconsistent with law, the Articles of Incorporation or these Bylaws, as it may deem advisable for the proper management, administration and regulation of the business affairs of ODEC.

ARTICLE 5

MEETINGS OF DIRECTORS

Section 5.01 Annual Board Meeting

An annual meeting of the Board (“Annual Board Meeting”), at which certain Board Officers shall be elected and other business may be transacted, shall generally be held at the same site and in the same manner as, and immediately following the adjournment of, the Annual Members Meeting. Notice of the Annual Members Meeting, as provided for in Section 3.03 of these Bylaws, shall also constitute notice of the Annual Board Meeting.

Section 5.02 Regular Board Meetings

Regular meetings of the Board (“Regular Board Meetings”) shall be held on a periodic basis, either monthly or as needed, at such time and place or manner, as the Board may provide by resolution. Such Regular Board Meetings may be held without notice other than such resolution fixing the date, time, place or manner thereof.

Section 5.03 Special Board Meetings

Special meetings of the Board may be called by the Chair of the Board or by any five Directors. It shall be the duty of the Secretary/Treasurer to cause notice of such meeting to be given as provided in Section 5.04 below. Those who called the meeting shall determine the date, time, place or manner.

Section 5.04 Notice of Board Meetings

Written notice of the date, time, place or manner, and purpose of any special meeting of the Board, shall be Delivered not less than 10 days nor more than 45 days prior to the meeting date to each Director.

Any Director may waive in writing any notice of a meeting required to be given by these Bylaws. The attendance of a Director at any meeting shall constitute a waiver of notice of such meeting by such Director, except in case a Director shall attend a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

Section 5.05 Quorum at Board Meetings

The presence of a majority of the Directors shall constitute a quorum for the transacting of business at any meeting of the Board. If less than a majority of the Directors is present at a meeting, a majority of the Directors present may adjourn the meeting. The Secretary/Treasurer shall notify any absent Directors of the date, time and place or manner of such adjourned meeting. The act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board unless otherwise stipulated by the Articles of Incorporation, these Bylaws or the laws of the Commonwealth of Virginia.

Section 5.06 Remote Participation

Unless otherwise restricted in these Bylaws, Directors may participate in meetings of the Board and shall be deemed to be present at such meetings as though physically present if they are participating by means of remote communication by which all persons participating at the meeting can hear each other and respond to matters properly brought before the meeting. Directors participating by such communications means shall be deemed present for all purposes including determination of a quorum.

Section 5.07 Presence of Others

Persons other than Directors, ODEC general counsel and the President and Chief Executive Officer (“CEO”) shall not be entitled to attend Board meetings except by invitation. The Board, when it deems prudent and advisable, may declare an executive session.

Section 5.08 Voting; Issues Reserved for Supermajority Voting

Each Director shall be entitled to only one vote upon each matter submitted to a vote. There shall be no voting by proxy, or by physical or electronic mail or by facsimile.

In order for the Board to take action on the issues enumerated in subsections A through L below, and for those actions only, the vote of the Board to pass, authorize, ratify, direct, or otherwise adopt those actions must be sustained by an affirmative vote of greater than two-thirds of all Directors:

A.
the initial decision to construct or acquire, or to terminate the construction or acquisition of, new generation facilities;

B.
the sale of 10% or more of the total assets of ODEC;

C.
the recommendation to the Members of an amendment of the Articles of Incorporation;

D.
the amendment of these Bylaws;

E.
the merger of ODEC with or into any other entity;

F.
the purchase of stock or a membership interest in any other organization;

G.
a change in the rate design or rates of ODEC;

H.
the dissolution of ODEC;

I.
the admission of a new Member to ODEC, in accordance with Section 1.01 E of these Bylaws;

J.
the withdrawal of a Member from ODEC, in accordance with Section 1.05 A of these Bylaws;

K.
the recommendation to the Members of the expulsion of a Member from ODEC, in accordance with Section 1.05 B of these Bylaws; or

L.
any amendments to the Addition of Non-Native Load Policy.

ARTICLE 6

COMMITTEES

Section 6.01 General

The Board shall have the right and power to create committees, and delegate to these committees any authority, duties, powers or obligations it may deem necessary for carrying out the business and objectives of ODEC.

In addition to the standing committees listed in Section 6.03 below, the Board may, in its discretion, instruct the Chair of the Board to appoint special committees with the members being designated by the Chair of the Board and such special committees shall have the power and perform the duties as may be provided in the resolution of the Board.

At all committee meetings, the presence of a majority of the committee members shall constitute a quorum for the transacting of business.

Section 6.02 Remote Participation

Unless otherwise restricted in these Bylaws or in the resolution creating a committee, the members of any committee may participate in meetings of the committee and shall be deemed to be present at such meetings as though physically present if they are participating by means of remote communication by which all persons participating at the meeting can hear each other respond to matters properly brought before the meeting. Members of the committee participating by such communications means shall be deemed present for all purposes including determination of a quorum.

Section 6.03 Standing Committees

The Board has created the following standing committees, each of which has or will adopt a charter outlining its purpose, duties and responsibilities, and composition:

Audit Committee

Bylaws and Policy Committee

Directors Compensation Committee

Executive Committee

Finance Committee

Human Resources Committee

Nominating Committee

Power Supply and Resources Committee

Rate Design Committee

Strategic Planning Committee

Other than the Executive Committee (see Section 6.04 below), and the Nominating Committee (see Section 6.05 below), the Chair of the Board shall appoint, and may remove, the members of all committees, and shall designate the chairs of such committees who shall serve for three consecutive years unless removed earlier by the Chair of the Board, provided such Director is elected annually to the Board for the duration of the three years (a “Three-Year Term”).

Section 6.04 Executive Committee

A. Composition: The Executive Committee shall consist of six Directors. The Chair of the Board, Vice Chair and Secretary/Treasurer shall be permanent members of the Executive Committee. The remaining three members of the Executive Committee shall be non-permanent members. The non-permanent members of the Executive Committee shall be elected by and from the Board, based on nomination by the Nominating Committee, in accordance with Section 6.05 C below. The Chair of the Board shall be Chair of the Executive Committee. No two members of the Executive Committee shall be from the same Class A Member and at least three members of the Executive Committee shall be directors of Class A Members. The CEO shall be an ex-officio member of the Executive Committee, but without a vote.

B. Term of Office: The non-permanent members of the Executive Committee shall serve a Three-Year Term. However, the first three non-permanent members of the Executive Committee elected immediately subsequent to adoption of these Bylaws shall have their terms staggered by casting lots so that their terms shall be for three years, two years and one year, respectively. Upon serving a one, two or three-year term, no Director shall be eligible to be reelected to the Executive Committee for the next three years. The term of permanent members of the Executive Committee shall be determined in accordance with Sections 7.02 and 7.04 of these Bylaws.

If any of the Board Officers (and thus the permanent members of the Executive Committee) change during the term of a non-permanent member of the Executive Committee, and such change results in the violation of the provision in Section 6.04 A above that prohibits two members of the Executive Committee being from the same Class A Member, then the affected non-permanent member of the Executive Committee shall vacate the position and a new non-permanent member of the Executive Committee shall be elected.

C. Meetings, Powers and Functions: The Executive Committee shall meet upon the call of the Chair of the Board. The Executive Committee shall exercise all of the functions and powers of the Board between meetings of the Board. All actions taken by the Executive Committee shall be reported at the next scheduled Regular Board Meeting.

D. Vacancies: Except as otherwise provided in these Bylaws, a vacancy among the non-permanent members of the Executive Committee shall be filled by the Board, in accordance with Section 6.05 C below. In such case, the new non-permanent member of the Executive Committee shall hold the position until the next Annual Board Meeting, at which time he or she will be eligible to be nominated to serve a Three-Year Term, resulting in a total term of service not to exceed four years. A vacancy among the permanent members of the Executive Committee shall be filled in accordance with Section 7.04 of these Bylaws.

Section 6.05 Nominating Committee

A. Composition: The Chair of the Board shall propose and the Board shall elect five Directors to the Nominating Committee. The Chair of the Board, in proposing the Nominating Committee members, shall give consideration to geographic and demographic balance among the Members. The Nominating Committee members shall elect the chair of such committee who shall serve for a Three-Year Term.

B. Term of Office: The members of the Nominating Committee shall serve a Three-Year Term. Upon serving one Three-Year Term, no Director shall be eligible to be reelected to the Nominating Committee for the next three years.

C. Meetings, Powers and Functions: The Nominating Committee shall nominate Director Candidates as provided in these Bylaws. Not more than 90 days, but not less than 60 days prior to the Annual Members Meeting, Class A Members shall, and Class B Members and Class C Members may, submit recommendations for Director Candidates for their respective class to the Nominating Committee. The Nominating Committee shall nominate a slate of Director Candidates as provided in Section 4.04 of these Bylaws and provide in writing the name and Candidate Data for each Director Candidate being nominated (“Director Nomination Report”) to each Voting Delegate. The Director Nomination Report shall be Delivered to each Voting Delegate at least 45 days prior to each Annual Members Meeting. For a vacancy on the Board that occurs between Annual Member Meetings, the Director Nomination Report shall be Delivered to each Director at least 10 days prior to the meeting at which the vote will be taken regarding the filling of the vacancy. Such vote may occur prior to the effective date of the new directorship.

The Nominating Committee shall nominate one or more Director Candidates to fill each Board Officer position, as the Three-Year Term of each Board Officer expires or the position otherwise becomes vacant. The Nominating Committee shall report its slate of nominations for the Board Officer(s) to the full Board in writing (“Officer Nomination Report”). The Officer Nomination Report shall be Delivered to each Director at least 45 days prior to each Annual Board Meeting. For a vacancy of a Board Officer that occurs between Annual Board Meetings, the Officer Nomination Report shall be Delivered to each Director at least 10 days prior to the meeting at which the vote will be taken regarding the filling of the vacancy. Such vote may occur prior to the effective date of the installation of the new Board Officer.

The Nominating Committee shall nominate one or more Director Candidates to fill each non-permanent member position on the Executive Committee, as the Three-Year Term of each non-permanent member on the Executive Committee expires or the position otherwise becomes vacant. The Nominating Committee shall report its slate of nominations for the non-permanent member(s) of the Executive Committee to the full Board in writing (“Executive Committee Nomination Report”). The Executive Committee Nomination Report shall be Delivered to each Director at least 45 days prior to each Annual Board Meeting. For a vacancy of a non-permanent member on the Executive Committee that occurs between Annual Board Meetings, the Executive Committee Nomination Report shall be Delivered to each Director at least 10 days prior to the meeting at which the vote will be taken regarding the filling of the vacancy. Such vote may occur prior to the effective date of the installation on the non-permanent member on the Executive Committee.

D. Vacancies: Except as otherwise provided in these Bylaws, in the case of a vacancy on the Nominating Committee, the Chair of the Board shall propose and the Board shall elect a new member to serve for the unexpired portion of the Three-Year Term of the vacating Director.

ARTICLE 7

OFFICERS

Section 7.01 Number and Positions

The officers of the Board shall be Chair of the Board, Vice Chair and Secretary/Treasurer, and, if the Board so desires, additional officers including, but not limited to Assistant Secretary/Treasurers. All such officers, collectively referred to as “Board Officers,” shall be Directors.

The Board shall appoint a CEO who shall be an ODEC employee.

Section 7.02 Term of Office and Election

Board Officers shall serve a Three-Year Term. Upon serving one Three-Year Term in an office, no Director shall be eligible to be elected for the next three years in the same Board Officer position.

The Board Officers whose terms of office are expiring shall be elected by and from the Board at the Annual Board Meeting or as soon thereafter as is convenient, in accordance with Section 6.05 C of these Bylaws. The Board Officers each shall hold office until the next Annual Board Meeting at which he or she concludes his or her Three-Year Term or until his or her successor shall have been elected and shall have qualified.

Section 7.03 Removal of Board Officers by Directors

Any Board Officer may be removed by the Board by majority vote of all the Directors whenever, in the Board’s judgment, the best interests of ODEC shall be served.

Any Member may bring charges against any Board Officer, and by filing with the Secretary/Treasurer such charges in writing, together with a petition signed by at least 30% of the Class A Members, may request the removal of such Board Officer. The Board Officer against whom such charges have been brought shall be informed in writing of the charges at least 10 days prior to the Board meeting at which the charges are to be considered and shall have an opportunity to be present and represented by counsel at the meeting and to present evidence relevant to the charges; and the person or persons bringing the charges shall have the same opportunity.

Section 7.04 Vacancies

Except as otherwise provided in these Bylaws, in the case of a vacancy in any Board Officer position, a new Board Officer shall be elected and hold the position until the next Annual Board Meeting, at which time he or she will be eligible to be nominated to serve a Three-Year Term, resulting in a total term of service not to exceed four years.

Section 7.05 Chair of the Board

The Chair of the Board shall be the link between the Board and management of ODEC. The Chair of the Board may give such direction for the operation of ODEC as deemed advisable in those situations where direction is, in his or her opinion, needed and time will not reasonably permit submission of the matter to the Executive Committee.

The Chair of the Board shall preside at the meetings of the Executive Committee and of the Board and shall perform such other duties as may be assigned to that office by the Board. The Chair of the Board shall be an ex-officio member of all standing committees, but without a vote unless otherwise specified in individual committee charters.

Section 7.06 Vice Chair

In the absence of the Chair of the Board, or in the event of the inability or refusal of the Chair of the Board to act, the Vice Chair shall perform the duties of the Chair of the Board, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chair of the Board. The Vice Chair shall also perform any other duties as may be assigned by the Board.

Section 7.07 Secretary/Treasurer

The Secretary/Treasurer shall be responsible for ensuring the preparation and maintenance of the minutes of the Members meetings and Board meetings, and for authenticating records of ODEC. The Secretary/Treasurer also shall, in general, perform all the duties incident to the Office of Secretary/Treasurer and such other duties as may be assigned by the Board.

Section 7.08 CEO

The Board shall appoint a CEO who shall:

A. serve at the will of the Board;

B. be in charge of and exercise general management and control of the daily operation of the business of ODEC;

C. make recommendations and suggestions concerning the goals and functions of ODEC to the Board;

D. maintain supervision over all employees of ODEC and delegate a portion of such supervision to other employees as the CEO may deem advisable, including the designation of vice presidents and other classifications deemed necessary for the prudent management of ODEC;

E. be expected to attend all meetings of Members (as discussed in Article 3 of these Bylaws), and Board meetings, but not have a vote;

F. be expected to attend all meetings of standing committees, but not have a vote unless otherwise specified in individual committee charters; and

G. perform all other duties and exercise such authority as the Board may vest in the CEO.

ARTICLE 8

NOT-FOR-PROFIT OPERATION

Section 8.01 Not-For-Profit Basis

ODEC shall at all times be operated on a cooperative not-for-profit basis for the mutual benefit of its Members. No interest or dividends shall be paid or payable by ODEC on any capital furnished by the Members.

Section 8.02 Patronage Capital

A. So long as ODEC is exempt from federal income tax pursuant to Section 501(c)(12) of the Internal Revenue Code, the provisions of this subsection A shall apply.

1. In connection with the furnishing of Services and Products, ODEC’s operations shall be so conducted that all Members will, through their patronage, furnish capital for ODEC. In order to induce patronage and to assure that ODEC will operate on a cooperative not-for-profit basis, ODEC is obligated to account on a patronage basis to all its Members for the difference between income received and receivable from the providing of Services and Products, and the total cost of service for providing such Services and Products (such difference, whether positive or negative, referred to in this subsection A as “Tax-exempt Margin”). Any Tax-exempt Margin derived from the furnishing of Services and Products to non-members shall also be allocated to the Members on a patronage basis. Tax-exempt Margin is provided by the Members with the understanding that it constitutes patronage capital.

2. ODEC is obligated to assign to the patronage capital account of each Member, all Tax-exempt Margin allocated to such Member for each fiscal year. The books and records of ODEC shall be established and maintained in such a manner that at the end of each fiscal year the amount of patronage capital, if any, so furnished by each Member is clearly reflected and assigned in an appropriate record to the patronage capital account of each Member, with each Member’s patronage capital account reflecting the Member’s equity investment in ODEC. ODEC shall, within a reasonable time after the close of the fiscal year, notify each Member of the amount of patronage capital so assigned to its patronage capital account. All such amounts assigned to the patronage capital account of any Member shall have the same status as though such amounts had been paid to the Member in cash pursuant to a legal obligation to do so and the Member had then furnished ODEC corresponding amounts for capital.

B. In the event that ODEC shall not be exempt from federal income tax in any taxable year pursuant to Section 501(c)(12) of the Internal Revenue Code, the provisions of this subsection B shall apply in lieu of the provisions of subsection A above.

1. In connection with the furnishing of Services and Products, ODEC’s operations shall be so conducted that all Members will, through their patronage, furnish capital for ODEC. In order to induce patronage and to assure that ODEC will operate on a cooperative not-for-profit basis, ODEC is obligated to account on a patronage basis to all its Members for the aggregate amount of its Federal taxable income from the furnishing of Services and Products and other business done with or for the Members, as computed prior to taking into account any deduction or exclusion for patronage dividends, (such aggregate amount hereafter referred to as “Tax Margin”). Tax Margin is provided by the Members with the understanding that it constitutes patronage capital. If ODEC’s Tax Margin shall be negative in any year, the amount of ODEC’s Tax Margin in subsequent taxable years, when positive, shall be reduced, in accordance with the applicable Federal income tax rules, until the amount of such loss shall have been fully recouped. If, with respect to any year, ODEC's Federal taxable income shall be adjusted on audit, the amount of Tax Margin allocated by ODEC to its Members with respect to such year in accordance with subsection B.2 below will be retroactively increased or decreased to reflect the audit adjustment.

2. ODEC is obligated to assign to the patronage capital account of each Member, all Tax Margin allocated to such Member for each fiscal year, in the same manner provided in subsection A.2 above.

Section 8.03 Retirement of Capital

In the event of dissolution or liquidation of ODEC, after all debts and liabilities of ODEC shall have been paid, outstanding patronage capital credits shall be retired without priority on a pro rata basis before any payments are made on account of any property rights of Members.

If, at any time prior to dissolution or liquidation of ODEC, the Board shall determine that the financial condition of ODEC will not be impaired thereby, then the Board shall have the discretion, but not the obligation, to retire in full or in part the patronage capital then assigned to Members’ accounts. Termination of a Member’s membership shall not accelerate the payment of patronage capital credits.

Section 8.04 Assignability of Capital

Capital assigned to the account of each Member shall be assignable only on the books pursuant to written instructions from the assignor and only to successors in interest or successors in occupancy in all or a part of such Member’s premises served by ODEC in connection with the admission of such successor as a Member of ODEC, unless the Board, acting under policies of general application, shall determine otherwise.

Section 8.05 Accounting System

The Board shall cause to be established and maintained a complete accounting system, which shall comply with the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission, and be in conformity with accounting principles generally accepted in the United States of America and applicable law. After the close of each fiscal year, the Board, or a committee thereof, shall cause a full and complete audit of the accounts and books and financial condition of ODEC to be made.

ARTICLE 9

NOTICES AND REPORTS

Section 9.01 Method of Delivery

For purposes of these Bylaws, any notice or report shall be considered “Delivered” if it is provided either personally, by United State mail, overnight courier, electronic mail, or by posting to the Board’s official communication portal or application. If physically mailed, such notice or report shall be deemed to be Delivered when deposited in the United States mail, postage paid, addressed to the recipient at his or her address as it appears on the records of ODEC. If electronically mailed, such notice or report shall be deemed to be Delivered when sent from the initiating party to the recipient at his or her electronic mail address as it appears on the records of ODEC. If posted to the Board’s official communication portal or application, such notice or report shall be deemed Delivered when posted to such portal or application.

ARTICLE 10

INDEMNIFICATION

Section 10.01 Indemnification of Directors and Others

ODEC shall indemnify any past and present Director or employee against expenses (including legal fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against a person by reason of performance as a Director or employee of ODEC or in any other capacity held on behalf of ODEC, regardless of where such services occurred.

The Board, by resolution adopted in each specific instance, may similarly indemnify any agent for liabilities incurred in connection with services rendered for or at the request of ODEC regardless of when such services occurred. Additionally, any party may be indemnified by provisions contained in agreements or contracts entered into by ODEC and such party.

The provisions of this article shall be applicable to all actions, suits or proceedings, regardless of when such acts or omissions, which gave rise to the claim, occurred and shall continue as to a person who has ceased to be a Director, employee or agent, or to render services for or at the request of ODEC, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The rights of indemnification provided for in these Bylaws shall not be deemed the exclusive rights to which any Director, employee or agent of ODEC may be entitled. ODEC may pay the expenses incurred by any person entitled to be indemnified by ODEC in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking, by or on behalf of such person, to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by ODEC as authorized by law.

ARTICLE 11

THE CORPORATE SEAL

Section 11.01 Design and Inscription

The corporate seal of ODEC shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Virginia.”

ARTICLE 12

RULES OF ORDER

Section 12.01 Parliamentary Procedure

At all meetings of the Members, the Board, and any committee that may be established by ODEC, parliamentary procedure, except as determined by the Articles of Incorporation, these Bylaws and the laws of the Commonwealth of Virginia, shall be governed by the latest edition of Robert’s Rules of Order.

ARTICLE 13

EMERGENCY BYLAWS

Section 13.01 Applicability of Emergency Bylaws

The Emergency Bylaws provided in this Article 13 of these Bylaws shall be operative during any emergency notwithstanding any different provision in the preceeding articles of these Bylaws or in the Amended and Restated Articles of Incorporation of Old Dominion Electric Cooperative or in the Virginia Nonstock Corporation Act.

An emergency exists if a quorum of either (1) the Board or (2) the Executive Committee cannot readily be assembled due to the interruption of regular methods of communications because of some catastrophic event. To the extent not inconsistent with these Emergency Bylaws, the Bylaws provided in the preceding articles shall remain in effect during such emergency and upon the termination of such emergency these Emergency Bylaws shall cease to be operative unless and until another such emergency shall occur.

Section 13.02 Notice of Board Meetings under Emergency Bylaws

During any such emergency, any meeting of the Board or Executive Committee may be called by any Director or the CEO. Notice shall be given by the person calling the meeting. The notice shall specify the date, time, place and manner of the meeting, which shall be ODEC’s principal office if feasible, but otherwise shall be any other place or manner specified in the notice. Notice may be given only to such Directors as it may be practical to reach at the time and by such means as may be practical at the time, including text message or radio. Notice shall be similarly given, to the extent practical, to the other persons referred to in Section 13.03 below.

Section 13.03 Quorum under Emergency Bylaws

During an emergency, if and only so long as a quorum cannot be readily convened, a minimum of three Directors shall constitute a quorum for the Board or the Executive Committee. Further, if three Directors cannot be present, any named executive officer of ODEC shall be deemed a Director for such quorum, and only for such, particular meeting. ODEC’s named executive officers include: the CEO, Senior Vice President and Chief Financial Officer, Senior Vice President and Chief Operating Officer (or Senior Vice President of Power Supply), Senior Vice President and Chief Legal Officer, and Senior Vice President of Member Engagement. Additionally, any other persons that are designated on a list that is approved by the Board shall be deemed a Director for such, and only for such, particular meeting.

Section 13.04 Management and Actions Taken During an Emergency

During an emergency, the Board or Executive Committee shall manage the business of ODEC in a manner consistent with ODEC’s ordinary course of business and in accordance with these Bylaws and the Amended and Restated Articles of Incorporation of Old Dominion Electric Cooperative to the extent it considers it practical to do so. However, if during an emergency, the Board or Executive Committee believes in good faith that it is not practical to act in this manner, the Board and Executive Committee have maximum authority possible under these Emergency Bylaws and applicable laws to conduct the management and affairs of ODEC in an emergency in what it considers to be in the best interest of ODEC as may be practical or necessary for the circumstances of the emergency.

Any action taken in good faith in accordance with these Emergency Bylaws binds ODEC and may not be used to impose liability on any Director or ODEC employee.